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                                                                      EXHIBIT 99


                          ALCOA TO ACQUIRE ALUMAX INC.

PITTSBURGH AND ATLANTA, MARCH 9, 1998--Alcoa (NYSE: AA) and Alumax Inc.
(NYSE: AMX) today announced they have entered into a definitive agreement under which Alcoa will acquire all outstanding shares of Alumax for a combination of cash and stock.
     Alcoa will commence the transaction with a cash tender offer for one-half the outstanding Alumax shares at $50.00 per share. The second step will be a merger in which each remaining outstanding Alumax share will be converted into
0.6975 of a share of Alcoa common stock. Based on the March 4, 1998 closing price of Alcoa common stock, the transaction is valued at approximately $3.8 billion. It is intended that the Alcoa shares to be issued in the second step merger will be tax-free to Alumax shareholders.
     The combined company will have about 100,000 employees. It will operate in 250 locations in 30 countries with estimated 1998 revenues of $17.0 billion.
     In announcing the transaction, Allen Born, chairman and chief executive officer of Alumax, and Paul H. O'Neill, chairman and chief executive officer of Alcoa, said: "We are very pleased to announce this merger. It brings together two companies whose activities are very complementary which will benefit customers, employees and shareholders.



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     "This combination will create economic efficiency for customers by saving cost overlaps in management, marketing, transportation and research and development while gaining additional new value through the combined technology and operating know-how of the employees."
     Both companies' Boards of Directors have approved the tender offer, which is expected to commence Friday, March 13, 1998. It will be conditioned on the expiration of antitrust waiting periods and other customary conditions. The merger, which has also been approved by the Board of Directors of each company, is subject to certain additional conditions, including approval by stockholders of Alumax owning a majority of the Alumax shares and other customary conditions. The stockholders' meeting to consider the merger is expected to be held in the second quarter with a merger closing expected shortly thereafter.
     BT Wolfensohn is serving as the financial advisor to Alumax and has rendered a fairness opinion to Alumax's Board of Directors with respect to the proposed transaction. Credit Suisse First Boston Corporation is serving as financial advisor to Alcoa and will act as dealer manager in the tender offer.


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